Exhibit 23.12

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Registration Statement No. 33-182515 on Form S-3 of our report dated March 1, 2013, relating to the consolidated financial statements and financial statement schedules of CBL & Associates Properties, Inc. and subsidiaries, and the effectiveness of CBL & Associates Properties, Inc.’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of CBL & Associates Properties, Inc. and subsidiaries for the year ended December 31, 2012, and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP

Atlanta, Georgia

March 1, 2013